                                                                     EXHIBIT 12


                     CENDANT CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)




                                                                                   YEAR ENDED DECEMBER 31,
                                                                --------------------------------------------------------------
                                                                   1999         1998         1997         1996         1995
                                                                ----------   ----------   ----------   ----------   ----------
Earnings before fixed charges:
Income (loss) before income taxes and minority
 interest ...................................................     $(574)      $   315      $   257      $   533      $   350
Plus:    Fixed charges ......................................       625           677          409          325          291
Less:    Equity income in unconsolidated affiliates .........        18            14           51           --           --
   Capitalized interest .....................................        --            --           --            1           --
   Minority interest in mandatorily redeemable
    preferred trust securities issued by subsidiary
    holding solely senior debentures issued by the
    Company .................................................        96            80           --           --           --
                                                                  -----       -------      -------      -------      -------
Earnings available to cover fixed charges ...................     $ (63)      $   898      $   615      $   857      $   641
                                                                  =====       =======      =======      =======      =======
Fixed charges (1):
Interest, including amortization of deferred financing
 costs ......................................................     $ 463       $   509      $   379      $   300      $   270
Capitalized interest ........................................                      --           --            1           --
Other charges, financing costs ..............................                      28           --           --           --
Minority interest in mandatorily redeemable
 preferred trust securities issued by subsidiary
 holding solely senior debentures issued by the
 Company ....................................................        96            80           --           --           --
Interest portion of rental payment ..........................        66            60           30           24           21
                                                                  -----       -------      -------      -------      -------
Total fixed charges .........................................     $ 625       $   677      $   409      $   325      $   291
                                                                  =====       =======      =======      =======      =======
Ratio of earnings to fixed charges (2) ......................         (*)        1.33x        1.50x        2.64x        2.20x
                                                                  =====       =======      =======      =======      =======

----------
(1) Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(2) For the years ended December 31, 1998, 1997, 1996 and 1995, income from continuing operations before income taxes, minority interest, extraordinary gain and cumulative effect of accounting change includes other charges of $810 million (exclusive of financing costs of $30 million), $704 million, $109 million and $97 million, respectively. Excluding such charges, the ratio of earnings to fixed charges for the years ended December 31, 1998, 1997, 1996 and 1995 is 2.52x, 3.22x, 2.97x
      and 2.54x, respectively.

(*) Earnings are inadequate to cover fixed charges for the year ended December 31, 1999 (deficiency of $688 million) as a result of unusual charges of $3,032 million offset by $1,109 million net gain on dispositions of businesses. Excluding such charges and net gain on dispositions of businesses, the ratio of earnings to fixed charges is 2.98x.